EXHIBIT 5.1

                    OPINION OF DAVID K. GINN
          REGARDING LEGALITY OF SHARES BEING REGISTERED



                          July 17, 1998



Oxford Industries, Inc.
222 Piedmont Avenue, N.E.
Atlanta, Georgia  30368

Ladies and Gentlemen:

      I  have  acted  as counsel for Oxford Industries,  Inc.,  a
Georgia corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission. The Registration Statement relates to 100,000 shares of the Company's common stock, par value $1.00 per share ("Common Stock"), to be issued pursuant to the Oxford Industries, Inc. 1997 Restricted Stock Plan (the "Stock Purchase Plan") (all such shares are referred to herein as the "Shares").

      As such counsel, I have examined and relied upon such records, documents, certificates and other instruments as in my judgment are necessary or appropriate to form the basis for the opinions hereinafter set forth. In all such examinations, I have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to us as certified, conformed or photographic copies, and as to certificates of public officials, I have assumed the same to have been properly given and to be accurate.

     For purposes of this opinion, I have assumed that the Shares that may be issued pursuant to the Stock Purchase Plan will continue to be duly authorized on the dates of such issuance.

     The opinions expressed herein are limited in all respects to the federal laws of the United States of America and the laws of the State of Georgia, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.



      Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, I am of the opinion that:

          (a)  The Shares are duly authorized; and

          (b)   When the Shares are issued pursuant to the  Stock
          Purchase Plan against payment therefor, as provided in the Stock Purchase Plan, such Shares will be validly issued, fully paid and nonassessable.

     This opinion is given as of the date hereof, and I assume no obligation to advise you after the date hereof of facts or circumstances that come to my attention or changes in law that occur which could affect the opinions contained herein. This letter is being rendered solely for the benefit of Oxford Industries, Inc. in connection with the matters addressed herein. This opinion may not be furnished to or relied upon by any person or entity for any purpose without our prior written consent.

     I consent to the filing of this opinion as an Exhibit to the Registration Statement.


                                   Very truly yours,


                                   /S/DAVID K. GINN
                                   ------------------
                                   David K. Ginn
                                   General Counsel and Secretary